Exhibit 8.1

February 20, 2026
Community West Bancshares
7100 N. Financial Drive, Suite 101
Fresno, California 93720
Ladies and Gentlemen:
We have acted as counsel to Community West Bancshares, a California corporation (the “Acquiror”), in connection with the Agreement and Plan of Merger, dated as of December 16, 2025 (the “Merger Agreement”), by and between the Acquiror and United Security Bancshares, a California corporation (the “Company”), pursuant to which the Company will merge with and into the Acquiror with the Acquiror surviving the merger (the “Merger”), as more fully described in the registration statement on Form S-4, including a joint proxy statement/prospectus, filed by the Acquiror with the Securities and Exchange Commission (the “SEC”) on February 20, 2026, as amended from time to time (the “Registration Statement”), Our opinion is being issued to you pursuant to Section 8.8 of the Merger Agreement. Capitalized terms not defined herein are as defined in the Merger Agreement.
In connection with our opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are expressly relying for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are expressly relying upon additional representations of fact made by the Company in a letter dated the date hereof and by the Acquiror in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”). We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof, the date the Registration Statement is mailed to the shareholders of the Company, the date of the Company Shareholders’ Meeting (as defined in the Registration

February 20, 2026

Statement) and the Effective Time, and that no actions inconsistent with such statements have occurred or will occur.
In connection with our opinion, we have assumed (without independent investigation or review thereof) that the Merger will be effected and consummated in the manner described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties, without amendment or waiver thereof, and we have also assumed that none of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, it is our opinion that: the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; each of the Acquiror and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of Company Common Stock upon their receipt of shares of Acquiror Common Stock in exchange for shares of Company Common Stock surrendered by them in the Merger, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock.
We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code or under any state, local or foreign tax laws which also may be applicable thereto or as to any other party in the Merger, nor do we express any opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the federal income tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein.
No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion and on which we have relied are not accurate and complete in all material respects at all relevant times.
This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information on which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based on facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

February 20, 2026

This opinion is intended for the benefit of the Acquiror and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Otteson Shapiro LLP Otteson Shapiro LLP